UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

March 29, 2018

Date of report (date of earliest event reported)

FIVE POINT HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-38088	27-0599397
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25 Enterprise, Suite 300, Aliso Viejo, California		92656
(Address of principal executive offices)		(Zip Code)

(949) 349-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.02	Results of Operations and Financial Conditions.

On March 29, 2018, Five Point Holdings, LLC (the “Company”) issued a press release announcing its results of operations for the fourth quarter and full year ended December 31, 2017. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 29, 2018, the Company made a public announcement of the following appointments:

On March 21, 2018, Lynn Jochim, 54, was appointed as the Company’s Co-Chief Operating Officer. Ms. Jochim served as the Company’s Executive Vice President from May 2016 until her appointment as Co-Chief Operating Officer. From 2009 until May 2016, Ms. Jochim worked for the management company, being principally responsible for Great Park Neighborhoods, and in 2010 she became Executive Vice President of the management company. Prior to moving to Orange County to join the management company, Ms. Jochim worked for Lennar for 10 years, including as Regional Vice President of Lennar Communities in the San Francisco Bay Area, where she was involved in the development of Lennar’s master planned communities. Before joining Lennar, Ms. Jochim worked for Ernst & Young San Francisco Real Estate Consulting, where her assignments included financial and feasibility analysis for base reuse projects in the San Francisco Bay Area and corporate real estate analysis for Fortune 500 companies. In the early 1990s, Ms. Jochim co-founded a minority and women-owned business that contracted with the Resolution Trust Corporation and successfully managed and disposed of a large portfolio of commercial and hotel assets, as well as loans. Ms. Jochim has previously served on the boards of the Oakland Children’s Hospital and the Orange County Business Council and as a president and board member of the Building Industry Association (BIA) in northern California. She also founded the BIA Women’s Education Council. She currently serves on the USC Lusk Real Estate Advisory Committee. Ms. Jochim received a Bachelor of Science degree in Business from California State University, Sacramento with an emphasis in real estate, land use and finance.

On March 21, 2018, Kofi Bonner, 62, was appointed as the Company’s Co-Chief Operating Officer. Mr. Bonner served as the Company’s Regional President-Northern California from May 2016 until his appointment as Co-Chief Operating Officer, leading development of the Company’s communities, The San Francisco Shipyard and Candlestick Point, as well as the communities the Company manages for Lennar, Treasure Island and the Concord Naval Weapons Station. From 2005 until May 2016, Mr. Bonner was President of Lennar Urban, a division of Lennar. Before joining Lennar in 2005, he was Executive Vice President and Chief Administrative Officer of the Cleveland Browns from 1998 to 2004, where he was responsible for the business affairs of the team and built the Cleveland Browns Stadium. From 2004 to 2005, Mr. Bonner served as the Regional Director and Executive Vice President of MBNA. Prior to that, he served as Chief Economic Advisor to Mayor Willie Brown in San Francisco. Mr. Bonner also worked as Director of Community & Economic Development and Interim City Manager for the City of Oakland, Deputy Executive Director of the San Francisco Redevelopment Agency, and Redevelopment Director for the City of Emeryville. Mr. Bonner is a 2011 UC Berkeley College of Environmental Design Distinguished Fellow and a former non-resident Senior Fellow of the Brookings Institution’s Metropolitan Leadership Council. In 2010, Lambda Alpha International’s Golden Gate Chapter named Mr. Bonner “Member of the Year.” He currently serves on the Executive Committee of Bay Area Council where he co-chairs the Housing Committee. Mr. Bonner also is on UC Berkeley’s College of Environmental Design Advisory Council, UC Berkeley Foundation’s Board of Trustees, and the Board of Trustees of the Rock and Roll Hall of Fame Museum (Cleveland).

On March 21, 2018, Greg McWilliams, 66, was appointed as the Company’s Chief Policy Officer. Mr. Williams served as the Company’s Regional President-Southern California from May 2016 until his appointment as Chief Policy Officer. From 2004 until May 2016, Mr. McWilliams was President of Newhall Land & Farming. In this capacity, he has managed the entitlement and development of the final planning phases of Valencia and has overseen the entitlement and planning of Newhall Ranch. Mr. McWilliams served as President of Newhall Land & Farming when a joint venture between Lennar and LNR, which owned Newhall Land & Farming, commenced proceedings under Chapter 11 of the Bankruptcy Code. Prior to joining Newhall Land & Farming, Mr. McWilliams was at Lennar, most recently as Regional President of Lennar Urban Communities in California and as President of Lennar Communities in the Bay Area, where he managed complex development projects involving the transfer of military bases. Mr. McWilliams currently serves as Chairman of the California Business Properties Association (CBPA) in Sacramento and Chairman of the Southern California Association of Governments Global Land Use and Economic Council. He also serves on the Executive Board and is former Chairman of the Southern California Leadership Council (SCLC) and serves on the Board of Directors of the State of California Chamber of Commerce and the Building Industry Association. He also serves on the Board of Trustees of the Cal Arts Institute. Mr. McWilliams received a bachelor’s degree from the University of Redlands and a law degree from Western State University.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated March 29, 2018.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: March 29, 2018

FIVE POINT HOLDINGS, LLC

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Chief Legal Officer, Vice President and Secretary

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